EXHIBIT 99.1

American Standard Energy Corp. Announces $13.0 Million Private Placement

SCOTTSDALE, Arizona, July 12, 2011—American Standard Energy Corp. (OTCBB: ASEN) (“American Standard” or the “Company”) today announced that it has priced a private placement with certain accredited investors, pursuant to which such investors have agreed to purchase 2,260,870 units from the Company at a price of $5.75 per unit for gross proceeds of approximately $13.0 million.  Each unit will consist of one share of common stock, one-half of a Series A warrant to purchase one share of common stock, and a Series B warrant exercisable for additional shares of common stock upon the occurrence of certain dilutive events or in the event the market price of the common stock falls below the offering price prior to the shares being registered for resale or eligible to be sold pursuant to Rule 144 of the Securities Act of 1933, as amended. The Series A warrants, which represent the right to acquire up to an aggregate of 1,130,435 common shares, will be exercisable within the 5-year anniversary of the closing date of the private placement.  The warrant exercise price of $9.00 per share is 113% of the average closing price of the Company’s common shares on the OTCBB for the five days ended July 11, 2011.  Canaccord Genuity Inc. acted as the lead placement agent for the offering.  Northland Capital Markets acted as co-placement agent for the offering.

The transaction is expected to close on July 15, 2011, subject to customary closing conditions. American Standard intends to use the net proceeds from the offering to acquire additional oil and natural gas acreage and for general working capital purposes.

The securities to be sold in this private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. American Standard has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock to be issued in this private placement as well as the common stock underlying the warrants issued in this private placement.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results. All statements other than statements of historical facts included in this report, such as statements regarding the closing of the private placement and American Standard’s expectations regarding the use of proceeds from the private placement are forward-looking statements. Forward-looking statements are based on our current expectations and assumptions about future events and involve inherent risks and uncertainties. Important factors (many of which are beyond our control) could cause actual results to differ materially from those set forth in the forward-looking statements, including those described in our public filings with the Securities and Exchange Commission. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. American Standard undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in American Standard’s expectations.

CONTACT:	Investor Relations Contact:
Andrew Wall, General Counsel
(480) 371-1929